Exhibit 10.11.2
FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of May 1, 2020, between 175 CREMONA TRAMCO, LLC, a California limited liability company, 175 CREMONA CANWOOD, LLC, a California limited liability company, and 175 CREMONA SIMONE, LLC, a California limited liability company (collectively “Landlord”), and RESONANT INC., a Delaware corporation (“Tenant”).

RECITALS

A.    Landlord (as successor in interest to UNIVERSITY BUSINESS CENTER ASSOCIATES, a California general partnership) and Tenant are parties to that certain Standard Commercial Lease dated May 14, 2018 (the “Original Lease”). Pursuant to the Original Lease, Landlord has leased to Tenant space currently containing approximately 27,037 rentable square feet (the “Premises”) described as Suite No(s). 200, 220 and 240 on the second floor of the building located at 175 Cremona Drive, in Goleta, California.

B.    As a result of the COVID-19 virus outbreak and its impact on Tenant’s business, including Tenant’s restricted ability to use the Premises as contemplated by the Original Lease, Tenant has requested that Landlord agree to defer payment of rent and additional rent and provide for payment of the deferred amounts over an extended lease term.

C.    Landlord and Tenant desire to amend the Original Lease to, among other things, defer payment of rent and other charges due and owing by Tenant to Landlord under the Original Lease and extend the term of the Lease (the “Term”), in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.    Extension of Term.

1.1    First Amendment Extended Term. Notwithstanding any provision to the contrary contained in the Original Lease, the Term is hereby extended through and including November 30, 2024 (the “First Amendment Expiration Date”) on the terms and conditions set forth in this Amendment. The period commencing on May 1, 2020 (the “First Amendment Commencement Date”) and ending on the First Amendment Expiration Date may be referred to herein as the “First Amendment Extended Term”. Except as expressly provided to the contrary herein, for purposes of Tenant’s duties, obligations and liabilities under the Lease, the First Amendment Extended Term shall be part of the Term.

1.2    Base Rent and Additional Rent During the First Amendment Extended Term. Effective as of the First Amendment Commencement Date and continuing throughout the First Amendment Extended Term, Tenant shall pay Base Rent

Exhibit 10.11.2
with respect to the Premises for an applicable period in accordance with the first column of the Revised Rent Schedule (as defined in Section 2 below) for such period. Such Base Rent shall be payable in accordance with the terms and conditions of the Original Lease, as hereby amended. During the First Amendment Extended Term, Tenant shall pay Additional Rent as required under the Original Lease, as hereby amended.

2.    Base Rent. Tenant and Landlord agree that Tenant will defer payment of the Base Rent with respect to the Rent Relief Period (defined below), and that the Base Rent not paid by Tenant to Landlord during the Rent Relief Period (the “Deferred Base Rent”) shall be paid to Landlord on an amortized basis over the balance of the current Term (as extended pursuant to Section 1 above), commencing on August 1, 2020 in accordance with the updated rent schedule attached hereto as Exhibit A (the “Revised Rent Schedule”). Such Revised Rent Schedule shall reflect the (i) amount of the Base Rent which was due and owing under the Lease prior to this Amendment (but taking into account additional payments due as a result of the extension of the Term pursuant to Section 1 above), (ii) the amortized amount of the Deferred Base Rent that is due and payable and (iii) the total of such amounts. The “Rent Relief Period” shall mean the period from May 1, 2020 to July 31, 2020.

3.    Additional Rent. Tenant and Landlord agree that Tenant will defer payment of the estimated amounts of Operating Expenses due and owing under the Lease with respect to the Rent Relief Period (such unpaid amounts to be collectively herein referred to as the “Deferred Additional Rent”), and that Tenant shall nonetheless be responsible for paying to Landlord, in connection with the reconciliation of Operating Expenses in the calendar year 2021 (with respect to Operating Expenses incurred during the calendar year 2020), the amount by which Tenant’s share of the actual Operating Expenses for which Tenant would have been responsible under the Lease for the calendar year 2020 (absent such non-payment by Tenant) exceeds the amounts actually received by Landlord as estimated payments during the calendar year 2020.

4.    Repayment of Deferred Rent. Subject to applicable law, all Deferred Base Rent and Deferred Additional Rent shall immediately and automatically become due if and only if (i) Tenant defaults under the Lease beyond any applicable notice or cure period; (ii) Tenant breaches Section 5.2 below; (iii) the Lease is terminated before its scheduled expiration date; (iv) a prohibited assignment of the Lease or a sublease of all or any portion of the Premises occurs; (v) Tenant transfers all or substantially all of its assets to a third party in violation of the terms of the Lease; (vi) Tenant makes an assignment for the benefit of creditors; or (vii) a receiver, liquidator or trustee is appointed for Tenant, or Tenant is adjudicated a bankrupt or insolvent, or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, Tenant, or any proceeding for the dissolution or liquidation of Tenant is instituted (and, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Tenant, the same is not discharged, stayed or dismissed within 30 days). The determination of the amount of Deferred Base Rent and Deferred Additional Rent due and owing by Tenant to Landlord upon the occurrence of any of the items listed in the

Exhibit 10.11.2
preceding sentence shall be made by Landlord in good faith and such good faith determination by Landlord shall be deemed final and binding on the parties, absent manifest error.
5.    Miscellaneous.

5.1    This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

5.2    Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord (to be given or withheld by Landlord in its sole discretion). There shall be excluded from this obligation any filing required by the Securities and Exchange Commission or any other disclosure required by law.

5.3    Except as herein modified or amended, the provisions, conditions and terms of the Original Lease shall remain unchanged and in full force and effect.

5.4    In the case of any inconsistency between the provisions of the Original Lease and this Amendment, the provisions of this Amendment shall govern and control.

5.5    Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

5.6    Initially capitalized terms used but not defined in this Amendment shall have the meanings given in the Original Lease. The term “Lease” where used in the Original Lease and this Amendment shall refer to the Original Lease, as amended hereby.

5.7    Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Within fifteen (15) days following Landlord's written request

Exhibit 10.11.2
therefor, Tenant shall reimburse Landlord for attorneys' fees incurred by Landlord in connection with the preparation and/or negotiation of this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

5.8    Tenant warrants, represents and certifies to Landlord that as of the date of this Amendment, (a) Landlord is not in default under the Lease, and (b) except as otherwise expressly provided in this Amendment, Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due.

5.9    Subject to the terms of all applicable laws, Landlord reserves all rights and remedies under the Lease, at law or in equity, to collect all accrued and future rent due and owing under the Lease, including without limitation, Operating Expense reconciliation amounts billed to Tenant during the Rent Relief Period.

5.10    Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile or PDF as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

[SIGNATURES ARE ON FOLLOWING PAGE]

Exhibit 10.11.2
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

175 CREMONA TRAMCO, LLC,
a California limited liability company

By: /S/ David Fradin
Name: David Fradin
Title: Manager

175 CREMONA CANWOOD, LLC,
a California limited liability company

By: /S/ David Fradin
Name: David Fradin
Title: Manager

175 CREMONA SIMONE, LLC,
a California limited liability company

By: /S/ David Fradin
Name: David Fradin
Title: Manager

TENANT:

RESONANT INC.,
a Delaware corporation

By: /S/ Martin S. McDermut
Name: Martin S. McDermut
Title: Chief Financial Officer

Exhibit 10.11.2

EXHIBIT A

Revised Rent Schedule

Period	Monthly Base Rent	Monthly Deferred Base Rent	Monthly Total Base Rent
05/01/20 – 07/31/20	$41,772.17	($41,772.17)	$0.00
08/01/20 – 07/31/21	$43,025.33	$2,409.93	$45,435.26
08/01/21 – 07/31/22	$44,316.09	$2,409.93	$46,726.02
08/01/22 – 07/31/23	$45,645.58	$2,409.93	$48,055.51
08/01/23 – 11/30/24	$47,014.94	$2,408.93	$49,424.87